NORTH AMERICAN PALLADIUM LTD.
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. Financial statements are not precise since they include certain amounts based on estimates and judgments. When alternative methods exist, management has chosen those it deems most appropriate in the circumstances in order to ensure that the consolidated financial statements are presented fairly, in all material respects, in accordance with generally accepted accounting principles. The financial information presented elsewhere in the annual report is consistent with that in the consolidated financial statements.

The Company maintains adequate systems of internal accounting and administrative controls. Such systems are designed to provide reasonable assurance that the Company's assets are appropriately accounted for and adequately safeguarded and that the financial information is relevant and reliable.

The Board of Directors of the Company is responsible for ensuring that management fulfills its responsibilities for financial reporting, and is ultimately responsible for reviewing and approving the consolidated financial statements and the accompanying management's discussion and analysis. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board and all of its members are non-management directors. The Audit Committee meets periodically with management and the external auditors to discuss internal controls, auditing matters and financial reporting issues, and to satisfy itself that each party is properly discharging its responsibilities. The Audit Committee also reviews the consolidated financial statements, management's discussion and analysis, the external auditors' report, examines the fees and expenses for audit services, and considers the engagement or reappointment of the external auditors. The Audit Committee reports its findings to the Board for its consideration when approving the consolidated financial statements for issuance to the shareholders. Ernst & Young LLP, the external auditors, have full and free access to the Audit Committee.

Toronto, Canada
February 20, 2004


"Andre J. Douchane" (signed)                "George D. Faught" (signed)
------------------------------------        ------------------------------------
ANDRE J. DOUCHANE                           GEORGE D. FAUGHT
President and CEO                           Vice President Finance, and CFO




--------------------------------------------------------------------------------
                                       -1-

Auditors' Report

TO THE SHAREHOLDERS OF NORTH AMERICAN PALLADIUM LTD.

       We have audited the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2003 and 2002 and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

       In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

       As described in note 3(b) to the consolidated financial statements, the Company has changed its accounting policies for asset retirement obligations effective January 1, 2003 and has restated its provision for mine closure costs, mining interests and mine closure obligation.


       "Ernst & Young LLP" (signed)

       Chartered Accountants

       Toronto, Canada,
       February 20, 2004.




--------------------------------------------------------------------------------

                                             NORTH AMERICAN PALLADIUM LTD.
                                              CONSOLIDATED BALANCE SHEETS
                                        (Canadian funds in thousands of dollars)


                                                                                              December 31
                                                                                        2003                2002
                                                                                  ----------------    ----------------
                                                                                                          Restated,
                                                                                                          Note 3(b)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                     $         11,950     $        11,536
Short-term investments                                                                   1,813               5,127
Concentrate awaiting settlement, net - Note 4                                           94,610              85,312
Inventories - Note 5                                                                     9,141               7,414
Crushed and broken ore stockpiles                                                        6,251               9,157
Future tax asset - Note 16                                                                  84               4,868
Accounts receivable and other assets                                                     1,387               1,683
                                                                                  ----------------    ----------------
                                                                                       125,236             125,097

Mining interests, net - Note 6                                                         247,116             266,075
Mine closure deposit - Note 7                                                            4,733               3,470
Deferred financing costs                                                                 1,290               2,080
Crushed and broken ore stockpiles                                                        5,983               7,983
Future tax asset - Note 16                                                               9,334              11,218
                                                                                  ----------------    ----------------
                                                                              $        393,692     $       415,923
                                                                                  ----------------    ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                      $         16,041     $        14,813
Taxes payable                                                                            1,311               1,940
Future tax liability - Note 16                                                             216                   -
Current portion of obligations under capital leases - Note 8                             1,070               1,127
Current portion of project term loan - Note 9                                           34,538              51,083
                                                                                  ----------------    ----------------
                                                                                        53,176              68,963

Mine closure obligation - Note 3(b)                                                      7,300               7,019
Obligations under capital leases - Note 8                                                1,015               1,024
Project term loan - Note 9                                                               7,272              51,083
Kaiser-Francis credit facility - Note 10                                                14,866              18,163
Future tax liability - Note 16                                                          10,108               9,600
                                                                                  ----------------    ----------------
                                                                                        93,737             155,852
SHAREHOLDERS' EQUITY
Capital stock - Note 12                                                                313,489             311,983
Deficit                                                                                (13,534)            (51,912)
                                                                                  ----------------    ----------------
Total shareholders' equity                                                             299,955             260,071
                                                                                  ----------------    ----------------
                                                                              $        393,692     $       415,923
                                                                                  ----------------    ----------------
Commitments - Note 13
Contingencies - Note 15

See accompanying notes
On Behalf of the Board
"Michael P. Amsden" (signed)                                    "Greg Van Staveren" (signed)
---------------------------------------------------------       ------------------------------------------------------
MICHAEL P. AMSDEN                                               GREG VAN STAVEREN
Director                                                        Director


----------------------------------------------------------------------------------------------------------------------
                                                          -3-


                                             NORTH AMERICAN PALLADIUM LTD.
                                    CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
                      (Canadian funds in thousands of dollars, except share and per share amounts)


                                                                               Year ended December 31
                                                                     2003               2002                2001
                                                               ----------------    ---------------     ---------------
                                                                                     Restated,           Restated,
                                                                                     Note 3(b)           Note 3(b)
REVENUE FROM METAL SALES - Note 14                          $      192,141      $       176,773    $        121,496
Deduct: smelter treatment, refining and freight costs              (19,048)             (16,909)            (11,140)
                                                               ----------------    ---------------     ---------------
Net revenue from mining operations                                 173,093              159,864             110,356
                                                               ----------------    ---------------     ---------------
OPERATING EXPENSES
Production costs including overhead                                103,654              100,599              66,405
Amortization - Note 6(b)                                            28,590               20,190              11,515
Administrative expenses                                              3,788                4,212               4,112
Provision for mine closure costs - Note 3(b)                           921                  587                 637
Write-down of mining interests - Note 6(d)                           2,315                   --               4,636
                                                               ----------------    ---------------     ---------------
Total operating expenses                                           139,268              125,588              87,305
                                                               ----------------    ---------------     ---------------

INCOME FROM MINING OPERATIONS                                       33,825               34,276              23,051
                                                               ----------------    ---------------     ---------------
OTHER INCOME (EXPENSES)
Interest income                                                        474                  663               1,560
Loss on disposal of capital assets                                    (788)                 (99)                (14)
Interest                                                               (17)                (433)               (226)
Interest on long-term debt - Notes 9 and 10                         (3,158)              (5,405)             (3,406)
Exploration expense                                                 (1,942)                (850)               (927)
Foreign exchange gain (loss)                                        18,138                  792              (6,765)
                                                               ----------------    ---------------     ---------------
Total other income (expenses)                                       12,707               (5,332)             (9,778)
                                                               ----------------    ---------------     ---------------

INCOME BEFORE INCOME TAXES                                          46,532               28,944              13,273
Provision for income taxes - Note 16                                 8,154               13,862               6,085
                                                               ----------------    ---------------     ---------------
NET INCOME FOR THE YEAR                                             38,378               15,082               7,188

Deficit, beginning of year                                         (51,912)             (66,994)            (74,182)
                                                               ----------------    ---------------     ---------------
Deficit, end of year                                        $      (13,534)     $       (51,912)   $        (66,994)
                                                               ----------------    ---------------     ---------------

Net income per share                                        $        0.76       $        0.30      $         0.14
                                                               ----------------    ---------------     ---------------
Diluted net income per share - Note 12(b)                   $        0.75       $        0.30      $         0.14
                                                               ----------------    ---------------     ---------------
Weighted average number of shares outstanding - basic           50,763,566           50,544,634          50,375,690
                                                               ----------------    ---------------     ---------------
Weighted average number of shares outstanding - diluted -
      Note 12(b)                                                50,832,904           50,593,508          50,543,134
                                                               ----------------    ---------------     ---------------


See accompanying notes


----------------------------------------------------------------------------------------------------------------------
                                                          -4-


                                             NORTH AMERICAN PALLADIUM LTD.
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Canadian funds in thousands of dollars)


                                                                               Year ended December 31
                                                                    2003                2002                2001
                                                               ---------------     ---------------     ---------------
                                                                                     Restated,           Restated,
                                                                                     Note 3(b)           Note 3(b)
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income for the year                                     $        38,378    $         15,082    $          7,188
Operating items not involving cash
    Future income tax expense                                         7,392              13,046               4,428
    Amortization                                                     28,590              20,190              11,515
    Accrued interest on mine closure deposit                            (63)                (38)               (102)
    Write-down of mining interests                                    2,315                  --               4,636
    Foreign exchange loss (gain)                                    (18,519)             (1,494)              6,037
    Loss on disposal of capital assets                                  788                  99                  14
    Provision for mine closure costs                                    921                 587                 637
                                                               ---------------     ---------------     ---------------
                                                                     59,802              47,472              34,353

Changes in non-cash working capital - Note 17(a)                     (5,235)             (5,369)            (31,410)
                                                               ---------------     ---------------     ---------------
                                                                     54,567              42,103               2,943
                                                               ---------------     ---------------     ---------------
FINANCING ACTIVITIES
Repayment of project term loan                                      (45,134)            (33,233)             (6,724)
Issuance of common shares                                             1,506               1,199               1,950
Mine closure deposit                                                 (1,200)             (1,200)             (1,100)
Obligations under capital leases                                     (1,046)             (1,419)             (1,043)
Notes payable - Kaiser-Francis Oil Company                               --              10,372               7,819
Deferred financing costs                                                 --                  --                (276)
Increase in project term loan                                            --                  --              78,513
                                                               ---------------     ---------------     ---------------
                                                                    (45,874)            (24,281)             79,139
                                                               ---------------     ---------------     ---------------
INVESTING ACTIVITIES
Short-term investments                                                3,314                (128)             35,453
Additions to plant and equipment                                    (10,711)             (5,579)           (116,704)
Mining claims, exploration and development costs                       (996)             (2,867)             (3,590)
Proceeds on disposal of plant and equipment                             114                 513                  31
                                                               ---------------     ---------------     ---------------
                                                                     (8,279)             (8,061)            (84,810)
                                                               ---------------     ---------------     ---------------

Increase (decrease) in cash and cash equivalents                        414               9,761              (2,728)
Cash and cash equivalents, beginning of year                         11,536               1,775               4,503
                                                               ---------------     ---------------     ---------------
Cash and cash equivalents, end of year                      $        11,950    $         11,536    $          1,775
                                                               ---------------     ---------------     ---------------


See accompanying notes


----------------------------------------------------------------------------------------------------------------------
                                                          -5-

                          NORTH AMERICAN PALLADIUM LTD.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              for the years ended December 31, 2003, 2002 and 2001
                    (Canadian funds in thousands of dollars)


1.     NATURE OF OPERATIONS AND BASIS OF PRESENTATION

       North American Palladium Ltd. ("NAP" or "the Company") is a Canadian company in the business of exploring and mining Platinum Group Metals ("PGMs") and certain base and precious metals. Its principal asset is the Lac des Iles mine located in the Thunder Bay District in Ontario. The Company operates in one geographical area, Canada, and in one operating segment, mining.

       The Company's financial position and operating results are directly affected by the market price of the PGMs in relation to the Company's production costs. The prices of PGMs and by-product metals (palladium, platinum, gold, copper and nickel) fluctuate widely and are affected by numerous factors beyond the Company's control. The Company is under long-term contracts with two smelting firms for the sale of its concentrates. During 2000 the Company entered into a long-term palladium sales agreement, which expires on June 30, 2005, with a major automotive manufacturer to hedge the sale of all of its palladium production (note 13(a)).

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and, except as discussed in note 18, conform in all material respects with United States generally accepted accounting principles. The more significant accounting policies are summarized as follows:

       BASIS OF CONSOLIDATION
       These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Lac des Iles Mines Ltd. ("LDI").

       REVENUE AND CONCENTRATE AWAITING SETTLEMENT
       Revenue is recognized net of royalties upon the delivery of concentrate to the third-party smelter. Concentrate awaiting settlement at the smelter is recorded at net realizable value less estimated smelting, refining and transportation costs. Final prices for concentrate awaiting settlement are determined up to seven months after delivery to the smelter. Revaluations of net realizable value are included in revenue at each reporting period and are adjusted for the effects of the sales contracts with the smelters and hedging instruments.

       Although the Company sold its metals during 2003 to a limited number of customers, the Company is not economically dependent upon them as there are other markets throughout the world for the Company's metals.

       DERIVATIVE FINANCIAL INSTRUMENTS
       The Company enters into forward commodity sales contracts from time to time to hedge the effect of changes in the prices of metals it produces on the Company's revenues (notes 13(a), (c) and (d)). Gains and losses on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales (note 14) when the hedged transaction occurs.

       From time to time the Company enters into foreign exchange forward sales contracts to manage the effect of fluctuations in the value of committed U.S. dollar denominated revenues.

--------------------------------------------------------------------------------

For those forward exchange contracts designated by the Company as hedges, a gain or loss is recognized in metal sales when the hedged transaction occurs. Those foreign exchange forward sales contracts not designated by the Company as hedges are marked to market as at the balance sheet date and the resultant gains or losses are included in earnings for the period.

       The Company uses electricity swap contracts to hedge the effects of price fluctuations in its electricity purchase requirements in Ontario (note 13(e). The net swap settlements are recognized in the same period as the hedged transaction.

      The Company does not hold financial instruments or derivative financial instruments for trading purposes. Cash flows arising in respect of hedging transactions are recognized under cash flows from operating activities.

      The Company does not consider the credit risk associated with its financial instruments to be significant. Foreign currency contracts and commodity hedge contracts are maintained with credit-worthy counter-parties, and the Company does not anticipate that any counter-party will fail to meet its obligations.

       CONCENTRATE, CRUSHED AND BROKEN ORE STOCKPILES AND SUPPLIES INVENTORIES Concentrate and crushed and broken ore stockpiles are valued at the lower of average production cost and net realizable value. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset. Supplies inventory is valued at the lower of average direct acquisition cost and replacement cost.

       MINING INTERESTS
       Plant and equipment are recorded at cost with amortization generally provided either on the unit-of-production method over the proven and probable reserves to which they relate or on a straight-line method over their estimated useful lives of seven years.

       The Company leases certain equipment under capital leases. These leases are capitalized based on the lower of fair market value and the present value of future minimum lease payments. The corresponding liabilities are recorded as obligations under capital leases. This equipment is being amortized on the same basis as described above.

       Mining leases and claims and royalty interests are recorded at cost and are amortized on the unit-of-production method over the proven and probable reserves.

       Exploration and development costs relating to properties are charged to earnings in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, future development and exploration expenditures are capitalized. Determination as to reserve potential is based on the results of feasibility studies, which indicate whether production from a property is economically feasible. Initial feasibility studies are optimized once drilling has confirmed the shape, grades and continuity of the mineralization. Upon commencement of the commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves. Deferred expenditures, net of salvage values, relating to a property that is abandoned or considered uneconomic for the foreseeable future are written off.

       Each year, the Company reviews mining plans for the remaining life of each property. Significant changes in the mine plan can occur as a result of mining experience, new discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology and other factors. Based on year-end ore reserves and the current mine plan, the Company reviews annually its accounting estimates and makes adjustments accordingly.

       The Company assesses long-lived assets for recoverability whenever indicators of impairment exist. When the carrying value of a long-lived asset is less than its net recoverable

--------------------------------------------------------------------------------
value as determined on an undiscounted basis, an impairment loss is recognized to the extent that its fair value, measured as the discounted cash flows over the life of the asset.

       ASSET RETIREMENT OBLIGATIONS
       Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of mining interests and amortized over the estimated life of the mine. In determining the estimated obligation and asset, the total undiscounted cash flows estimated were approximately $5.8 million to $9.8 million, the majority of which is to be paid at the end of the mine life.

       STOCK-BASED COMPENSATION PLAN
       The Company has a stock-based compensation plan, which is described in note 12(a). Effective January 1, 2003, the Company prospectively adopted the fair value method of accounting for stock-based compensation in accordance with the recommendations issued by The Canadian Institute of Chartered Accountants ("CICA"). For options granted from January 1, 2002 to December 31, 2002, the Company elected to not recognize compensation expense when stock options are issued to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

       TRANSLATION OF FOREIGN CURRENCY
       Transactions recorded in United States dollars have been translated into Canadian dollars as follows:

       1. Monetary items at the rate prevailing at the consolidated balance sheet dates;
       2.     Non-monetary items at the historical exchange rate; and
       3. Revenue and expenses at the actual rate in effect during the applicable accounting period.

       All resulting foreign exchange gains and losses are recorded in the consolidated statements of earnings and deficit.

       INCOME TAXES
       The Company follows the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on future tax liabilities and assets of a change in tax rates is recognized in income in the period that the change occurs.

       CASH AND CASH EQUIVALENTS
       Cash and cash equivalents include cash on account, demand deposits and short-term investments with original maturities of three months or less and are stated at cost. Cash and cash equivalents at December 31, 2003 include cash equivalents of nil (2002 - $4,738).

       FAIR VALUE OF FINANCIAL INSTRUMENTS
       The carrying amounts of all financial instruments on the balance sheet approximate fair value due to their short-term maturities or variable interest rates.

--------------------------------------------------------------------------------

       USE OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and that also affect the reported amounts of revenues and expenses during the reported year. Actual results could differ from those estimates.

3.     CHANGES IN ACCOUNTING POLICIES

       (a)    Stock-based compensation

              Effective January 1, 2003, the Company changed its method of accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees and directors. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model. As a result of this change in accounting policy, which was applied prospectively, an expense of $138 was recorded in 2003 to reflect the fair value of stock options granted to employees and directors in 2003.

       (b)    Asset retirement obligations

              Effective January 1, 2003, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for asset retirement obligations which harmonizes the accounting with Generally Accepted Accounting Principles in the U.S. This standard significantly changed the method of accounting for future site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and amortized over the estimated life of the mine. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, certain balance sheet accounts as of December 31, 2002 were restated as follows: mining interests increased by $6,489 and the mine closure obligation increased to $7,019. An expense of $921 was recorded in 2003 for accretion of the mine closure obligation and amortization for asset retirements. This accounting policy change increased the provision for mine closure costs by $53 in 2002 (reduced net income per share - nil) and $322 in 2001 (reduced net income per share - $0.01).

4.     CONCENTRATE AWAITING SETTLEMENT

       Concentrate awaiting settlement is comprised of:

                                                                       2003                 2002
                                                                  ----------------      --------------
       Concentrate awaiting settlement, gross                 $         104,880    $         92,533
       Refining and smelter treatment charges                           (10,270)             (7,221)
                                                                  ----------------      --------------
       Concentrate awaiting settlement, net                   $          94,610    $         85,312
                                                                  ----------------      --------------

--------------------------------------------------------------------------------

       The gross value of concentrate awaiting settlement represents the value of all PGMs and base metals from production shipped to and received by the third-party smelters between June and December 2003, including 147,570 ounces of palladium (2002 - between July and December 2002, including 93,619 ounces of palladium).

       All of the concentrate awaiting settlement is from two domestic customers at December 31, 2003 (2002 - two domestic customers). No reserves for doubtful accounts have been established. In the opinion of management, full realization will occur on all such receivables.

5.     INVENTORIES

       Inventories consist of the following:

                                                                                            2003               2002
                                                                                        -------------     --------------
       Concentrate                                                                   $       1,669    $           670
       Supplies                                                                              7,472              6,744
                                                                                        -------------     --------------
                                                                                     $       9,141    $         7,414
                                                                                        -------------     --------------

6.     MINING INTERESTS

       (a)    Mining interests are comprised of the following:

                                                                                            2003               2002
                                                                                        -------------     --------------
       Plant and equipment, at cost                                                  $     322,966    $       313,405
       Accumulated amortization                                                            108,972             82,718
                                                                                        -------------     --------------
                                                                                           213,994            230,687
                                                                                        -------------     --------------

       Equipment under capital lease, at cost                                                3,758              3,299
       Accumulated amortization                                                              1,056                311
                                                                                        -------------     --------------
                                                                                             2,702              2,988
                                                                                        -------------     --------------

       Mining leases and claims, royalty interest, exploration and
       development, at cost                                                                 82,353             81,357
       Accumulated amortization                                                             51,933             48,957
                                                                                        -------------     --------------
                                                                                            30,420             32,400
                                                                                        -------------     --------------
       Mining interests, net                                                         $     247,116    $       266,075
                                                                                        -------------     --------------

       (b)    Amortization expense is comprised of:

                                                                             2003           2002             2001
                                                                         ------------    -----------    ---------------
       Capital assets (including plant and equipment, and            $        24,746  $      17,505  $        10,268
         equipment under capital lease)

       Mining leases and claims, royalty interest,
         exploration and development costs                                     3,054          1,895              852
       Deferred financing costs                                                  790            790              395
                                                                         ------------    -----------    ---------------
                                                                     $        28,590  $      20,190  $        11,515
                                                                         ------------    -----------    ---------------

       (c) During 2003, the Company capitalized interest of nil (2002 - nil; 2001 - $3,190).

--------------------------------------------------------------------------------

       (d) The Company recorded a write-down of $2,315 in 2003 pertaining to the retirement of a damaged primary crusher and $4,636 in 2001 when plant and equipment was removed from service with the commissioning of the new mill.

7.     MINE CLOSURE PLAN

       The Company, in conjunction with the Ontario Ministry of Northern Development and Mines (the "Ministry"), has established a trust fund (the "Fund") pursuant to the Company's mine closure plan. The mine closure plan calls for a total amount of $7,802 to be accumulated in the Fund in order to allow for the eventual clean-up and restoration of the mine site.

       Commencing in February 2001, the Fund, controlled by the Ministry, started to accumulate through monthly deposits of $100. At December 31, 2003, the Company had $4,733 (2002 - $3,470) on deposit with the Ministry including accrued interest of $203. The funds on deposit bear interest at current short-term deposit rates and will be returned to the Company once the mine closure is completed.

8.     LEASE OBLIGATIONS

       The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments:

                                                                          2003                  2002
                                                                     ----------------      --------------
      2003                                                         $            -        $      1,226
      2004                                                                  1,098                 465
      2005                                                                    620                 613
      2006                                                                    257                   -
      2007                                                                    171                   -
                                                                     ----------------      --------------
      Total minimum lease payments                                          2,146               2,304


      Amounts representing interest rates from 3.62 % - 7.7%                   61                 153
                                                                     ----------------      --------------
      Present value of minimum lease payments                      $        2,085        $      2,151
      Less current portion                                         $        1,070        $      1,127
                                                                     ----------------      --------------
      Long-term liabilities                                        $        1,015        $      1,024
                                                                     ----------------      --------------

9.     PROJECT TERM LOAN

       On June 27, 2000, the Company received a US$90,000 non-revolving term credit facility, which was amended on July 11, 2002. The credit facility financed part of the capital costs, working capital and interest during construction of the expansion project. Outstanding loans bear interest or stamping fees based upon banker's acceptances or LIBOR rates plus a margin of 1 3/4%.

       In return for granting the loan the lender received a secured interest in all of the Company's existing and future assets. In addition, the lender received an assignment of all material agreements including the palladium sales contract (note 13(a)) and a pledge of the shares of LDI.

       Kaiser-Francis Oil Company ("Kaiser-Francis"), the majority shareholder of the Company, and its shareholders have guaranteed the Company's obligations under the credit facility in return for a fee of 0.5% per annum of amounts drawn under the loan facility. Amounts paid to Kaiser-Francis in connection with this guarantee were $338 (2002 - $605; 2001 - $531).

       Amounts drawn under the credit facility are required to be repaid in quarterly installments. At December 31, 2003, there were five remaining installment payments as follows: US$7,031

--------------------------------------------------------------------------------
for each of the first three quarters of 2004 and US$5,625 for the last quarter of 2004 and the first quarter of 2005. The final maturity date of the credit facility is March 31, 2005.

       The Company has the right to prepay any amount outstanding under the credit facility, without penalty, and in some circumstances may be required to make prepayments equal to the amount of insurance proceeds received in connection with a major loss or 66% of excess cash flow, which is defined as cash flow less payments of principal and interest and payments to the debt service reserve amount.

       The credit facility includes customary representations, warranties and covenants, including a covenant by the Company not to pay dividends or make any other payment to shareholders while the loan is outstanding. The credit facility also provides for customary events of default, including default of performance under a material agreement or debt, as well as if a party other than Kaiser-Francis acquires more than 40% of the Company, or upon the death of Mr. Kaiser the controlling shareholder of Kaiser-Francis.

10.    KAISER-FRANCIS CREDIT FACILITY

       On December 13, 2001, the Company entered into a US$20,000 non-revolving credit facility with Kaiser-Francis. The loan was used to finance the Company's working capital requirements. The loan bears interest based upon the 30-day LIBOR rate plus 2.25%. The final maturity date of the loan is May 31, 2005. Amounts not drawn under the loan are subject to a standby fee payable quarterly at 0.125% per annum. The Company paid on closing a commitment fee of 0.75% of the total commitment (US$150). In connection with the loan, the Company has granted Kaiser-Francis security interests in all of the assets of the Company and a pledge of the LDI shares. The security interests and pledge of LDI shares are subordinated to the security interests of the project term loan facility. As at December 31, 2003, the outstanding loan was US$11,500 (2002 - US$11,500).

       The loan agreement includes customary representations, warranties and covenants, including a covenant by the Company not to pay dividends or make any other payment to shareholders while the loan is outstanding. The loan agreement also provides for customary events of default.

11.    RELATED PARTY TRANSACTIONS AND COMMITMENTS

       In addition to the related party transactions with Kaiser-Francis disclosed in notes 9 and 10, the Company has completed the following related party transactions:

       (a) On January 1, 1999, the Company entered into a farm-in agreement with a mining company of which one of the Company's directors is an officer and director. Under the agreement, the Company earned the right to a 100% interest in six mining claims in the vicinity of the Lac des Iles property by making payments to the optionor totaling $260 and by conducting exploration work in the amount of $135 by December 31, 2000. The optionor retained a 2% net smelter royalty on the farm-in claim property.

       (b) In 2003, a director of the Company received a fee of $400 (2002 - $412; 2001 - $166) in connection with the negotiations related to the palladium sales contract entered into by the Company in 2000 (note 13(a)). The contract was made prior to such person becoming a director of the Company. A second director received a fee of nil (2002 - nil; 2001 - $33) in connection with consulting services provided to the Company.

--------------------------------------------------------------------------------

12.    CAPITAL STOCK

       The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of special shares, issuable in series, including 10,000,000 Series "A" preferred shares.

       (a)    COMMON SHARES
              The changes in issued common share capital for the year are summarized below:

                                                       2003                    2002                        2001
                                           ------------------------- --------------------------- -------------------------

                                                 Shares       Amount         Shares       Amount       Shares      Amount
Common shares issued, beginning of year      50,647,955     $311,983     50,447,630     $310,784   50,028,772   $ 308,834
Common shares issued
    Pursuant to stock options exercised          13,450          101        115,572          490      375,355       1,475
    To Group Registered Retirement
      Savings Plan participants                 190,605          905         84,753          709       43,503         475
    Private  placement                           43,328          500             --           --           --          --
                                           ------------------------- --------------------------- -------------------------
Common shares issued, end of year            50,895,338     $313,489     50,647,955   $311,983     50,447,630   $ 310,784
                                           ------------------------- --------------------------- -------------------------

       (b)    GROUP REGISTERED RETIREMENT SAVINGS PLAN
              The Company has arranged a group registered retirement savings plan, which all employees can participate in at their option. The Company is required to make matching contributions to a maximum of $5 per employee per annum. The Company matching contribution can be made either in cash or treasury shares of the company. During 2003 the Company contributed 190,605 shares at a stated capital of $905 (2002 - 84,753 shares at a stated capital of $709; 2001 -
              43,503 shares at a stated capital of $475).

       (c)    PRIVATE PLACEMENT
              On December 22, 2003, the Company completed a private placement of 43,328 flow through common shares. The gross proceeds of $500 must be spent on Canadian exploration expenses as defined in section 66 of the Income Tax Act (Canada) by December 31, 2004.

       (d)    CORPORATE STOCK OPTION PLAN
              The Company has adopted, and the shareholders have approved, the ongoing 1995 Corporate Stock Option Plan (the "Plan"), under which eligible directors, officers, employees and consultants of the Company are entitled to receive options to acquire common shares. The Plan is administered by the Compensation Committee, a subcommittee of the Board of Directors, which will determine the number of options to be issued, the exercise price (which may not be lower than the closing price of the Company's common shares on the Toronto Stock Exchange (TSX) on the day prior to the date of grant) and expiration dates of each option, the extent to which each option is exercisable provided that the term of an option shall not exceed 10 years from the date of grant, as well as establishing a limited time period should the optionee cease to be an "Eligible Person" as set forth in the conditions of the Plan. Options granted since December 2001 vest as to 1/3 on each of the first three anniversary dates of the

--------------------------------------------------------------------------------
              date of grant. Prior to December 2001, options granted under the Plan vested as to 1/3 on the date of grant and 1/3 on each of the first two anniversary dates.

              The maximum number of common shares subject to option shall not exceed 2,700,000, being approximately 5.3% of the outstanding common shares or such greater number of common shares as may be determined by the Board of Directors, and approved if required, by the shareholders of the Company and by any relevant stock exchange or other regulatory authority. As at December 31, 2003, 591,127 options were available to be granted under the Plan.

              The following summary sets out the activity in outstanding common share purchase options:

                                                              2003                               2002
                                               ---------------------------------------------------------------------
                                                                        Weighted-                         Weighted-
                                                                          Average                           Average
                                                                         Exercise                          Exercise
                                                    Shares                  Price          Shares             Price
                                               ---------------------------------------------------------------------
Outstanding, beginning of year                    1,066,939      $         11.04         1,402,278    $       10.74
Granted                                             258,000                 3.71           148,000            10.01
Exercised                                           (13,450)                7.50          (115,572)            4.24
Cancelled                                          (272,632)                1.15          (367,767)           11.62
                                               ---------------      --------------------------------     -----------
Grand total                                       1,038,857      $          9.24         1,066,939    $       11.04
                                               ---------------      --------------------------------     -----------

Options exercisable at end of year                  685,057      $         11.27           753,855    $       11.02
                                               ---------------      --------------------------------     -----------

       The following table summarizes information about the Company's stock options outstanding at December 31, 2003 (see also note 15(a):

                                                                       Options
       Exercise Price                   Expiry Dates                Outstanding at       Options Exercisable at
                                                                     Dec. 31, 2003                Dec. 31, 2003
----------------------------------------------------------------------------------------------------------------------
$ 3.42                                           April 7, 2011            180,500                            --
$ 3.70                                           April 1, 2011             50,000                            --
$ 4.75                                       February 27, 2011              7,500                            --
$ 5.92                                       September 2, 2011             20,000                            --
$ 7.50                                        October 23, 2006             24,217                        24,217
$ 7.89                                       December 12, 2009             59,400                        39,600
$ 8.40                                           March 3, 2005             75,000                        75,000
$ 9.30                                           July 27, 2005            126,983                       126,983
$ 9.40                                          March 15, 2005             26,839                        26,839
$ 9.70                                        November 6, 2005             24,168                        24,168
$ 10.01                                           June 6, 2010            114,000                        38,000
$ 13.55                                           June 6, 2006            217,750                       217,750
$ 13.90                                      December 14, 2005             47,250                        47,250
$ 14.44                                      February 13, 2006             65,250                        65,250
                                                                ------------------------    --------------------------
                                                                        1,038,857                       685,057
                                                                ------------------------    --------------------------

       The Company has reserved for issuance 1,038,857 common shares in the event that these options are exercised.

       Prior to January 1, 2003, the Company did not recognize compensation expense for stock options. Had compensation expense for options granted in 2002 under the Company's stock

--------------------------------------------------------------------------------
option plan been determined based on the fair value at the grant dates consistent with the fair value based method of accounting for stock-based compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                        2003             2002
                                                                                   ---------------------------------
       Net income as reported                                                      $      38,378    $      15,082
       Stock-based compensation                                                              160              160
                                                                                   ---------------------------------
       Pro forma net income                                                        $      38,218    $      14,922
                                                                                   ---------------------------------
       Pro forma basic and diluted  income per share                               $        0.75    $        0.30
                                                                                   ---------------------------------

       The fair value of options granted in 2003 has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4% (2002 - 4%), expected dividend yield of nil (2002 - nil), expected volatility of 48% (2002 - 60%), and expected option life of 3 years (2002 - 3 years). The estimated fair value of the options is expensed over the option's vesting period, which is 3 years. The weighted average fair market value of options granted in 2003 was $2.13 (2002 - $4.33).

               Reconciliation of the diluted number of shares outstanding:

                                                             2003                   2002                  2001
                                                      -----------------------------------------------------------------
       Net income available to common shareholders     $         38,378      $          15,082       $        7,188
                                                      -----------------------------------------------------------------
       Weighted average number of shares outstanding         50,763,566             50,544,634           50,375,690
       Effect of dilutive securities Stock options               69,338                 48,874              167,444
                                                      -----------------------------------------------------------------
       Weighted average diluted number of shares
            outstanding                                      50,832,904             50,593,508           50,543,134
                                                      -----------------------------------------------------------------
       Diluted net income per share                    $           0.75      $            0.30      $          0.14
                                                      -----------------------------------------------------------------

13.    COMMITMENTS

       (a)    PALLADIUM SALES CONTRACT
              During 2000, the Company entered into a contract (the "Palladium Sales Contract") whereby the Company hedged the price of 100% of the palladium the Company is entitled to receive from the smelter firms. Under the Palladium Sales Contract the sales price is based on the monthly average spot price for palladium, as determined by the London Metal Exchange P.M. Fix, for the month prior to the month that the metal is received by the customer, but the price will be no less than US$325 per ounce for 100% of the metal received and no more than US$550 per ounce for 50% of the metal received. For the remaining 50% of the metal received, there is no maximum price. The Palladium Sales Contract's term commenced effective July 1, 2000 and expires on June 30, 2005. The fair value of the Palladium Sales Contract approximated its carrying value as at December 31, 2003.

       (B)    SHERIDAN PLATINUM GROUP OF COMPANIES ("SPG") COMMITMENT
              The Company is required to pay a royalty to SPG equal to 5% of the Net Cash Proceeds, as defined in the agreement until the expiration of the Lac des Iles mine leases.

--------------------------------------------------------------------------------

       (C)    PLATINUM FORWARD CONTRACTS
              At December 31, 2003, the Company had forward sales contracts for 13,677 ounces of platinum at an average price of US$754 per ounce maturing at various dates through December 2004. The fair value of these forward sales contracts was below their carrying value by $142 as at December 31, 2003.

       (D)    NICKEL SWAP CONTRACTS
              At December 31, 2003, the Company had swap contracts for 2,381,000 lbs. of nickel at an average fixed price of US $5.67 per lb. maturing at various dates through December 2004. The fair value of these swap contracts was below their carrying value by $2,651 as at December 31, 2003.

       (E)    ELECTRICITY SWAP CONTRACTS
              At December 31, 2003, the Company had electricity swap contracts on 65,755 MWh of electricity at a fixed price of $54.00 per MWh maturing at various dates through December 2004. As at December 31, 2003, the fair value of these swap contracts approximated their carrying value.

14.    REVENUE FROM METAL SALES

                                                            2003                   2002                2001
                                                       ----------------      ----------------    ----------------
       Palladium (a)                                $       109,443       $       101,317     $        80,925
       Palladium forward contracts (b)                       20,437                46,033              27,825
       Adjustments for mark-to-market                        (1,163)               (9,243)             (5,831)
       Other metals                                          63,424                38,666              18,577
                                                       ----------------      ----------------    ----------------
                                                    $       192,141       $       176,773     $       121,496
                                                       ----------------      ----------------    ----------------

       (a) Palladium revenues include the effect of the Palladium Sales Contract (note 13(a)).

       (b) The Company entered into palladium forward contracts in 2001 for 100,800 ounces of palladium at an average price of US$922 per ounce, the revenue from which was fully recognized by June 30, 2003. The effect of palladium forward contracts represents the difference between the fixed price realized under the palladium forward contracts and the palladium price at the time of revenue recognition.

15.    CONTINGENCIES

       (a) The Company is a defendant in an action by another mining company claiming damages in the amount of $20,000, punitive and exemplary damages in the amount of $5,000 and a declaration that the Company held the Compania Minerales de Copan, S.A. de C.V. ("Copan") property in trust for the plaintiff. No provision has been made in the accounts as at December 31, 2003 or 2002 for any possible loss from this action as management of the Company believes it has a valid defense and it has been indemnified by SPG regarding this action. In addition, certain stock options are claimed to be held by employees of Copan. These options have not been included in note 12(a) as the Company has been indemnified by SPG regarding such matters.

--------------------------------------------------------------------------------

       (b) The Company has filed a claim with its insurance company relating to losses incurred in connection with the failure of the primary crusher in 2002. The Company will record the effect of this insurance recovery when the proceeds are received.

       (c) From time to time, the Company is involved in other litigation, investigations, or proceedings related to claims arising out of its operations in the ordinary course of business. In the opinion of the Company's management, these claims and lawsuits in the aggregate, even if adversely settled, will not have a material effect on the consolidated financial statements.

16.    INCOME TAXES

       The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Ontario statutory income tax rates of approximately 39%.

                                                                   2003               2002                2001
                                                            ----------------------------------------------------------
Income tax provision using statutory income tax rates         $    18,147         $    11,888        $     5,573
Increase (decrease) in taxes resulting from:
  Changes in income tax rates and laws                             (3,546)                 --                 --
  Resource allowance                                               (3,342)             (5,320)            (2,384)
  Non-taxable portion of capital (gains) losses                    (2,908)                 --              1,389
  Benefit of income tax losses not previously recognized             (811)                 --             (2,200)
  Federal large corporations taxes                                    837                 817                827
  Ontario mining taxes                                                983               4,357              2,226
  Other                                                            (1,206)              2,120                654
                                                            ----------------------------------------------------------
Income tax expense                                            $     8,154       $      13,862        $     6,085
                                                            ----------------------------------------------------------

       The details of the Company's income tax expense are as follows:

                                                                   2003               2002                2001
                                                            ----------------------------------------------------------
Current income tax expense:
Income taxes                                                  $      (550)        $           --      $       830
Mining taxes                                                          475                     --               --
Federal large corporations tax                                        837                    816              827
                                                            ----------------------------------------------------------
                                                              $       762         $          816      $     1,657
                                                            ----------------------------------------------------------
Future income tax expense:
Income taxes                                                  $     6,884         $        8,546      $     2,228
Mining taxes                                                          508                  4,500            2,200
                                                            ----------------------------------------------------------
                                                              $     7,392         $       13,046      $     4,428
                                                            ----------------------------------------------------------
                                                              $     8,154         $       13,862      $     6,085
                                                            ----------------------------------------------------------

       Future tax assets (liabilities) consist of the following temporary differences:

                                                                               2003                   2002
                                                                      ---------------------------------------------
Current future income tax asset:
Non-capital loss carry-forwards                                       $            84        $         4,868
                                                                      ---------------------- ----------------------
Net future tax asset, current                                         $            84        $         4,868
                                                                      ---------------------- ----------------------

--------------------------------------------------------------------------------

                                                                               2003                   2002
                                                                      ---------------------------------------------
Long-term future income tax asset:

Mining interests, net                                                 $         7,472        $         8,426
Deferred financing costs                                                        1,022                  1,823
Non-capital loss carry-forwards                                                    --                    969

Future mining tax liability                                                     2,157                     --
Other assets                                                                      231                     --
Ontario corporate minimum tax credits                                             257                     --
Capital loss carry-forwards                                                     1,308                  2,100
Valuation allowance for capital loss carry-forwards                            (1,308)                (2,100)
                                                                      ---------------------------------------------
Net future income tax asset, long-term                                         11,139                 11,218
Future income tax liability, long-term:
Project term loan and Kaiser-Francis credit facility                           (1,805)                    --
                                                                      ---------------------------------------------
Net future income tax asset, long-term                                $         9,334        $        11,218
                                                                      ---------------------------------------------

Current future income tax liability:
Deferred financing costs                                              $           216        $            --
                                                                      ---------------------------------------------
Net future tax asset, current                                         $           216        $            --
                                                                      ---------------------------------------------

Future mining tax liability, long-term:
Mining interests, net                                                 $        10,108        $         9,600
                                                                      ---------------------------------------------
Net future mining tax liability, long-term                            $        10,108        $         9,600
                                                                      ---------------------------------------------

       At December 31, 2003, the Company had net capital loss carry-forwards of approximately $3,700 (2002 - $5,700), which are available to reduce net capital gains of future years.

17.    STATEMENT OF CASH FLOWS

       (a) The net changes in non-cash working capital balances related to operations are as follows:

                                                                   2003               2002                2001
                                                            ----------------------------------------------------------
Decrease (increase) in:
Concentrate awaiting settlement                               $     (9,298)       $      (2,778)     $    (32,825)
Inventories and stockpiles                                           3,179                  507           (12,815)
Accounts receivable and other assets                                   296                  943             2,992
                                                            ----------------------------------------------------------
                                                              $     (5,823)       $      (1,328)     $    (42,648)
                                                            ----------------------------------------------------------

Increase (decrease) in:

Accounts payable and accrued liabilities                      $      1,218        $      (2,442)     $      9,679
Taxes payable                                                         (630)              (1,599)            1,559
                                                            ----------------------------------------------------------
                                                              $        588        $      (4,041)     $     11,238
                                                            ----------------------------------------------------------
                                                              $     (5,235)       $      (5,369)     $    (31,410)
                                                            ----------------------------------------------------------

       (b) Cash outflows during the year for interest and income taxes were as follows:

                                                                   2003               2002                2001
                                                            ----------------------------------------------------------
Interest paid                                                 $      3,433        $      5,842       $      6,390
Income taxes paid                                             $         --        $         --       $         --

--------------------------------------------------------------------------------

       (c) During 2003, capital assets (including plant and equipment and equipment under capital lease) were acquired at an aggregate cost of $11,691 (2002 - $7,093; 2001 - $117,948) of which $980 (2002 -
              $1,514; 2001 - $1,244) were acquired by means of capital leases.

18.    RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE U.S.

       These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from those in the United States. The following table presents amounts that would have been reported had the Company's consolidated financial statements been prepared on the basis of United States generally accepted accounting principles ("U.S. GAAP"):

       (Canadian funds in thousands of dollars, except share and per share amounts)

                                                                   2003                2002                2001
                                                            -------------------------------------------------------------
Statements of earnings and deficit:

Net income under Canadian GAAP                              $        38,378        $       15,082      $        7,188
Amortization of capitalized interest (a)                                (39)                  (20) o              (17)
Concentrates and crushed and broken ore stockpiles (b)               (1,702)                 (404)              2,914
Derivative financial instruments (c)                                 (2,867)                   74                  --
Reversal of asset retirement obligation under Canadian
GAAP (e)                                                                 --                    53                 322
Tax effect of differences                                             1,459                   112                (879)
                                                            -------------------------------------------------------------

Net income and comprehensive income under U.S. GAAP          $       35,229        $       14,897      $        9,528
     before cumulative impact of change in accounting
     policy
Cumulative impact of change in accounting policy for
     asset retirement obligations (e)                                  (375)                   --                  --
                                                            -------------------------------------------------------------

Net income and comprehensive income under U.S. GAAP          $       34,854        $       14,897      $        9,528
                                                            -------------------------------------------------------------
Basic and diluted income per share under U.S. GAAP before
     cumulative impact of change in accounting policy        $         0.69        $         0.29      $         0.19
                                                            -------------------------------------------------------------

Basic and diluted income per share under U.S. GAAP           $         0.69        $         0.29      $         0.19
                                                            -------------------------------------------------------------
Balance sheets:

Current assets (b) and (c)                                   $      124,186        $      127,731
Mining interests (a)                                         $      247,769        $      267,143
Crushed and broken ore stockpiles - long-term (b)            $        6,889        $        9,774
Future tax asset, long-term                                  $        9,124        $        9,549
Capital stock (d)                                            $      319,587        $      318,081
Deficit                                                      $      (19,333)       $      (54,187)

       (a) The Company capitalizes interest on major projects where direct indebtedness has occurred. Under U.S. GAAP, interest is capitalized as it arises from indebtedness

--------------------------------------------------------------------------------
              incurred, directly or indirectly, to finance development and construction activities on assets that are not yet subject to amortization or depletion. The current year adjustment relates entirely to the amortization of these amounts under U.S. GAAP.

       (b) Under Canadian GAAP, the cost of the Company's concentrate and crushed and broken ore stockpiles is determined on the average production cost and does not include an allocation of the amortization of production related assets, whereas under U.S. GAAP the cost of these assets should include this allocation.

       (c) Under U.S. GAAP, the Company has chosen not to designate its derivative financial instruments as hedging instruments and thus they are carried on the balance sheet at their fair value and any changes in fair value are being recorded to earnings in the period of the change.

       (d) Canadian GAAP allows for the reduction of the stated capital of outstanding common shares with a corresponding offset to deficit. This reclassification, which the Company made in 1991, is not permitted by U.S. GAAP and would result in an increase in both capital stock and deficit of $6,098 at December 31, 2003 and 2002.

       (e) Effective January 1, 2003, the Company adopted FAS 143, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they occur. A corresponding increase to the carrying amount of the related asset is generally recorded and amortized over the life of the asset. The amount of the liability is subject to re-measurement at each reporting period. The cumulative effect of the change through January 1, 2003 was to increase mining assets by $6,489, increase the mine closure obligation to $7,019 and a one time after-tax charge to net earnings of $375. The equivalent accounting policy was retroactively adopted under Canadian GAAP, with restatement of prior year's financial statements (note 2). Under US GAAP, a change in accounting policy is adopted retroactively, without restatement of prior year's financial statements, by recording a cumulative catch-up adjustment through current year net income.

       (f) U.S. GAAP requires that amounts totaling 5% or more of accounts payable and accrued liabilities be identified separately. As at December 31, 2003, these amounts were as follows: trade payables and accruals - $13,756 (2002 - $13,339); other accruals - $2,285
              (2002 - $1,484).

       (g) U.S. GAAP does not permit the disclosure of subtotal of cash from operations before changes in non-cash working capital.

       (h) Effective January 1, 2003, the Company prospectively adopted FAS No. 123 "Accounting for Stock-based Compensation" as amended by FAS No. 148, whereby compensation expense for options granted after January 1, 2003 is measured at fair value at the grant date using the Black-Scholes valuation model and recognized over the remaining vesting period of the options granted. Previously, the Company, for purposes of preparing financial information in accordance with U.S. GAAP, accounted for its stock-based compensation plan under Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" (APB No. 25) which did not

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                                      -20-
              result in the recognition of compensation expense. Under FAS 148, pro forma disclosure is still required for those options granted prior to January 1, 2003.

              Had the amortization of the fair value of options been charged to compensation expense under U.S. GAAP, the pro forma net income would be $36,014 and pro forma net income per share and diluted net income per share would be $0.71 (2002 net income of $12,249 and net income and diluted net income per share of $0.24; 2001 net income of $5,884 and net income and diluted net income per share of $0.12).

              The weighted average fair market value of options granted in 2002 was $4.33 (2001 - $5.84).

              The Company estimated the fair value of options granted in 2001 using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate 4%, expected life of options of 3 years, expected volatility of the Company's share price of 71%, expected dividend yield of nil.


IMPENDING ACCOUNTING CHANGES

CANADIAN GAAP
In 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities", to provide guidance for applying the principles in Handbook
Section 1590, "Subsidiaries", to certain entities. Although the CICA is contemplating amendments to the Guideline, it is expected to be effective for the Company's 2005 fiscal year. The Company will review AcG-15, the impact of the Guideline, if any, on the Company's consolidated financial statements when the CICA issues the amended Guideline.

In 2003, the CICA finalized amendments to Accounting Guideline AcG-13, "Hedging Relationships", that clarified certain of the requirements in AcG-13 and provided additional application guidance. AcG-13 is applicable for the Company's 2004 fiscal year. The Company does not expect the adoption of this Guideline to have a material impact on its consolidated financial statements.

U.S. GAAP
In 2003, the FASB amended Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"). FIN 46R requires that a variable interest entity ("VIE") be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities and/or is entitled to receive a majority of the VIE's residual returns. For the Company, the requirements of FIN 46R apply to VIE's created after January 31, 2003. For VIEs created before January 31, 2003, the requirements of FIN46R apply as of December 31, 2004 for a VIE that does not meet the definition of a special-purpose entity ("SPE") and as of January 1, 2004 for a VIE that is an SPE.

Although the Company is currently reviewing FIN 46R, the impact, if any, of these pronouncements on the Company's consolidated financial statements has not been determined.

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                                      -21-

19.    COMPARATIVE FIGURES

       Certain of the prior years' figures have been reclassified to conform to the presentation adopted in 2003.




                           FORWARD-LOOKING STATEMENTS




Enclosed are the Company's consolidated balance sheets as at December 31, 2003 and 2002 and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2003 (collectively the "Financial Statements") and management's discussion and analysis of operations and financial position ("MD&A") for the Financial Statements. Certain statements included the Financial Statements and MD&A are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to estimated mineral reserves, cash flows, capital costs, ore production, mine life, financing, construction and strategic plans are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Company's most recent "Management's Discussion and Analysis" (enclosed) and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. Given these uncertainties, readers are cautioned not to put undue reliance on these forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

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